SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the Appropriate Box:

[X]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

POWER EFFICIENCY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[   ]          Fee paid previously with preliminary materials.

[   ]          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

Power Efficiency Corporation
4220 Varsity Drive, Suite E
Ann Arbor, Michigan 48108

November __, 2001

To Our Stockholders:

The Annual Meeting of Stockholders of Power Efficiency Corporation, Ann Arbor, Michigan, will be held at the following location and date:

Corporate Headquarters of Power Efficiency Corporation
4220 Varsity Drive, Suite E
Ann Arbor, Michigan 48108

Monday, November 26, 2001
1:30 p.m

The purpose of the meeting is set forth in the attached "Notice of Annual Meeting of Stockholders."

The following Proxy Statement and enclosed form of proxy are being furnished on and after November 16, 2001 to record holders of Power Efficiency Corporation Common Stock as of the close of business on October 24, 2001. Please be sure to sign, date and return the enclosed proxy promptly whether or not you plan to attend the meeting. A proxy may be revoked at any time before it is exercised and Stockholders who are present at the meeting may withdraw their proxy and vote in person if they wish to do so. Proxies must be signed by all owners as their names appear on the proxy.

Please join us at the 2001 Annual Meeting on the afternoon of November 26, 2001. We look forward to seeing you there.
Sincerely, Stephen L. Shulman Chairman of the Board, Chief Executive Officer and President

Power Efficiency Corporation
4220 Varsity Drive, Suite E
Ann Arbor, Michigan 48108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

          The annual meeting of Stockholders of Power Efficiency Corporation will be held at the offices of the Corporation located at 4220 Varsity Drive, Suite E, Ann Arbor, Michigan, on Monday, November 26, 2001, at 1:30 p.m. local time, for the following purposes:
1.	To elect directors;

2.	To approve and adopt an Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock and to increase the number of authorized shares of Preferred Stock;

3.	To ratify the appointment of Sobel & Co., LLC as the Corporation's independent certified public accountants for the fiscal year ending December 31, 2001; and

4.	To transact any other business that may properly come before the meeting.

          Stockholders of record at the close of business on October 24, 2001, are entitled to notice of and to vote at the meeting and any adjournment of the meeting. For a period of ten days before the annual meeting, a stockholder list will be available for inspection by stockholders during regular business hours at the Corporation's principal office in Ann Arbor, Michigan.
By Order of the Board of Directors, Stephen L. Shulman Chairman of the Board, Chief Executive Officer and President

November __, 2001

It is important that your shares be represented at the meeting. Even if you expect to attend the meeting, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

PROXY STATEMENT

POWER EFFICIENCY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

November 26, 2001

          This Proxy Statement and the accompanying form of proxy are being furnished to holders of common stock ("Common Stock") of Power Efficiency Corporation (the "Corporation") on and after November 16, 2001, in connection with the solicitation of proxies by the Corporation's Board of Directors to be voted at the annual meeting of the Corporation's Stockholders (the "Annual Meeting") to be held on November 26, 2001, and any adjournment of that meeting. The Annual Meeting will be held at the Corporation's offices located at 4220 Varsity Drive, Suite E, Ann Arbor, Michigan, at 1:30 p.m. local time.

          The purpose of the Annual Meeting is to consider and vote upon the following matters: (i) election of directors; (ii) approval and adoption of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock and to increase the number of authorized shares of Preferred Stock; and (iii) ratify the appointment of Sobel & Co., LLC as the Corporation's independent certified public accountants for the fiscal year ending December 31, 2001. If a proxy in the form distributed by the Corporation is properly signed and returned to the Corporation, the shares represented by that proxy will be voted at the Annual Meeting and any adjournment of that meeting. If a Stockholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees of the Board of Directors named in this Proxy Statement, for approval of the amendment to the Certificate of Incorporation, and for ratification of the appointment of Sobel & Co., LLC as the Corporation's independent certified public accountants for the fiscal year ending December 31, 2001. The Corporation's management does not know of any other matter to be presented at the Annual Meeting. If other matters are presented, all shares represented by the proxy will be voted in accordance with the judgment of the persons named as proxies with respect to those other matters.

          A proxy may be revoked at any time prior to its exercise by written notice delivered to the Secretary of the Corporation. A proxy may also be revoked by attending and voting at the Annual Meeting.

          Solicitation of proxies will be made initially by mail. Directors, officers and employees of the Corporation also may solicit proxies in person, by telephone or by other means without additional compensation. In addition, proxies may be solicited by nominees and other fiduciaries who may mail material to or otherwise communicate with the beneficial owners of shares held by them. All expenses of solicitation of proxies will be paid by the Corporation.

Election of Directors

          The Board of Directors has nominated the following five persons for reelection to the Corporation's Board of Directors for terms expiring at the annual meeting of Stockholders to be held in 2002:

Stephen L. Shulman
Nicholas Anderson
Scott W. Straka
Lee W. Greenberg
Leonard S. Bellezza

          Each nominee is presently a director of the Corporation whose term will expire at the Annual Meeting. This represents the entire Board of Directors. It is the intent of the persons named in the enclosed proxy to vote for the election of the five nominees listed above. The proposed nominees are willing to be elected and to serve. If any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named above.

          A plurality of the shares represented in person or by proxy and voting on the election of directors is required to elect directors. For the purpose of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS

Approval and Adoption of Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock and Preferred Stock

          The Board of Directors proposes to amend Article IV of the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 9,000,000 shares of Common Stock to 50,000,000 shares of Common Stock and increase the number of authorized shares of Preferred Stock from 1,000,000 shares of Preferred Stock to 10,000,000 shares of Preferred Stock. The purpose of the amendment is to provide additional shares for future issuance.

          As of September 19, 2001, there were 6,522,120 authorized shares of Common Stock issued and outstanding. No Preferred Stock is issued or outstanding. The Board of Directors has issued options to purchase 400,000 shares of Common Stock to Mr. Schulman, a current director and officer of the Corporation and a nominee for reelection, contingent upon Stockholder approval of the proposed amendment. For this reason, Mr. Schulman may be considered to have a personal interest in this proposal. In addition, Mr. Greenberg, a current director of the Corporation and a nominee for director, has a contract with the Corporation that requires the Corporation to issue to an entity related to Mr. Greenberg warrants to purchase shares of Common Stock in the future. Because the ability of the Corporation to fulfill these future issuance requirements could be adversely affected if the proposed amendment is not approved and adopted, Mr. Greenberg may be considered to have a personal interest in this proposal.

          If approved, the increased number of authorized shares of Common Stock would be available for issuance from time to time for such purposes and consideration as the Board of Directors may approve and no further vote of stockholders of the Corporation will be required, except as provided under Delaware law or the rules of any securities exchange on which shares of Common Stock are listed. The availability of additional shares of Common Stock for issue, without the delay and the expense of obtaining the approval of stockholders at a special meeting, will afford the Corporation greater flexibility in acting upon proposed transactions and other proposed corporate actions.

          If approved, the increased number of authorized shares of Preferred Stock would permit the Board of Directors to authorize the issuance of Preferred Stock without additional stockholder approval, with such relative rights and preferences as may be established by resolution of the Board of Directors. The terms of the shares to be authorized, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters would be determined by the Board of Directors. The availability of additional shares of Preferred Stock for issue, without the delay and the expense of obtaining the approval of stockholders at a special meeting, will afford the Corporation greater flexibility in acting upon proposed transactions.

          The Corporation has had, and may in the future have, discussions with various parties regarding the issuance of Preferred Stock and additional shares of Common Stock of the Corporation. The increase in the authorized number of shares of Common Stock and Preferred Stock of the Corporation would permit the Board of Directors to consider such issuances or entertain the possibility of declaring a stock dividend to its existing stockholders or to provide for additional shares to be reserved for issuance under existing or future stock option plans as a means of retaining qualified management personnel and attracting additional qualified personnel to the Corporation. While the reasons for the increase in the authorized number of shares of capital stock which will result from the approval of this proposed amendment are those discussed above, the availability of the additional shares of Common Stock and Preferred Stock could also be utilized by the Corporation as part of a defensive strategy against a possible unfriendly takeover attempt, although no such action is presently known to exist nor presently anticipated. This increase in authorized but unissued Common Stock and Preferred Stock could be considered an anti-takeover measure because the additional authorized but unissued shares of Common Stock and Preferred Stock could be used by the Board of Directors to make a change in control of the Corporation more difficult. Although the Corporation anticipates issuing the newly-authorized shares of Common Stock and Preferred Stock at some time in the future for any one of the foregoing reasons, there are no present intentions of doing so for any particular purpose.

          Management continues to seek favorable acquisition opportunities. It has in the past had, and anticipates that it will from time to time in the future have, discussions with other organizations that might be interested in being acquired. Authorized but unissued shares of Common Stock and Preferred Stock, or funds raised in a public offering of shares, may be used for these purposes.

          All of the additional shares resulting from the increase in the number of authorized shares of the Corporation's Common Stock would be of the same class, with the same dividend, voting and liquidation rights, as the shares of Common Stock presently outstanding. Stockholders have no preemptive rights to acquire shares of Common Stock or Preferred Stock issued by the Corporation under its existing Certificate of Incorporation, and Stockholders would not acquire any such rights with respect to such additional shares under the proposed amendment to the Corporation's Certificate of Incorporation. Under some circumstances, issuance of additional shares of Common Stock and Preferred Stock could dilute the voting rights, equity and earnings per share of existing Stockholders.

          If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance. No further Stockholder authorization would be required prior to the issuance of such shares by the Corporation.

          The first paragraph of Article IV of the Corporation's Certificate of Incorporation, as amended, would read as follows:

"The total number of shares of all classes of stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares, which are to be divided into two classes as follows:

50,000,000 shares of Common Stock, par value $.001 per share; and

10,000,000 shares of Preferred Stock, par value $.001 per share."

          The affirmative vote of holders of a majority of the outstanding shares of Common Stock is required to approve and adopt the proposed amendment to the Corporation's Certificate of Incorporation. In addition, under the Stockholders' Agreement (discussed below) supermajority approval is required from the stockholders who are bound by the agreement. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted have the same effect as a vote against the proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
APPROVAL OF THE AMENDMENT TO THE CORPORATION'S
CERTIFICATE OF INCORPORATION

Selection of Auditors

          Subject to the approval of Stockholders, the Board of Directors has reappointed the firm of Sobel & Co., LLC as independent auditors of the Corporation for the year ending December 31, 2001.

          Sobel & Co., LLC, certified public accountants, has audited the financial statements of the Corporation for the fiscal years ended December 31, 2000 and 1999. Representatives of Sobel & Co., LLC are not expected to be present at the Annual Meeting. If a representative of Sobel & Co., LLC attends the meeting, the representative will have an opportunity to make a statement and will be expected to be available to respond to appropriate questions.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR RATIFICATION OF THE REAPPOINTMENT OF SOBEL & CO., LLC

Voting Securities

          Holders of record of Common Stock at the close of business on October 24, 2001, will be entitled to vote at the Annual Meeting on November 26, 2001, and any adjournment of that meeting. As of October 24, 2001, there were 6,522,120 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter submitted for Stockholder action.

          The following table sets forth as of July 11, 2001 certain information regarding the ownership of the Common Stock by (i) each person known by the Corporation to be the beneficial owner of more than five percent (5%) of the Common Stock, (ii) each of the Corporation's directors and nominees for director, (iii) each of the Corporation's named executive officers, and (iv) all of the Corporation's executive officers, directors and nominees for director as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual ownership or voting power at any particular date.
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (1)

Common Stock	Anthony C. Caputo P.O. Box 6581 Bridgewater, NJ 08807	1,483,345	(2)	22.3%

Common Stock	Nicholas Anderson	1,946,500	(3)	28.5%

Common Stock	Performance Control, L.L.C.	1,004,853	(4)	15.4%

Common Stock	Stephen L. Shulman, President	1,719,696	(5)	24%

Common Stock	Arthur N. Smith, Chief Financial Officer	50,000	(6)	.8%

Common Stock	Scott W. Straka	50,000	(7)	.8%

Common Stock	Lee W. Greenberg	50,000	(8)(10)	.8%

Common Stock	Leonard S. Bellezza	100,000	(9)(10)	1.5%

Common Stock	Phillip Elkus 27888 Orchard Lake Rd. Farmington Hills, MI 48334	1,027,353	(11)	15.8%

Common Stock	R. Scott Caputo 88 East Main Street Suite 514 Mendham, NJ 07945	413,525	(12)	6.2%

Common Stock	All Executive Officers and Directors as a group (6 persons)	3,938,696		51.0%

_____________

(1)	Percentage of beneficial ownership is based on 6,522,120 shares of common stock outstanding. Unless otherwise noted, all address information is 4220 Varsity Drive, Suite E, Ann Arbor, MI 48108

(2)

Includes 131,820 shares that Mr. Caputo is entitled to purchase upon the exercise of non-qualified stock options. These options were granted on November 6, 1996 under the Corporation's 1994 Incentive Stock Option Plan (the "1994 Plan") and the original exercise prices ($5.50 and $5.00 respectively) were repriced on September 7, 2000 to $2.00 per share.

(3)

Includes: (i) 131,820 shares that Mr. Anderson is entitled to purchase upon the exercise of non-qualified stock options and (ii) 18,180 shares that Mr. Anderson is entitled to purchase upon the exercise of incentive stock options. These options were granted on November 6, 1996 under the 1994 Plan and the original exercise prices ($5.50 and $5.00 respectively) were repriced on September 7, 2000 to $2.00 per share. Also includes 150,000 shares that Mr. Anderson is entitled to purchase upon the exercise of incentive stock options granted on September 7, 2000, under the Corporation's 2000 Stock Option and Restricted Stock Plan (the "2000 Plan"), at an exercise price of $2.00 per share, which begin vesting on September 7, 2001.

(4)

Represents shares issued pursuant to the Asset Agreement and subject to the Stockholders' Agreement. The control persons of Performance Control, L.L.C. ("Percon") are Steven Shulman and Phillip Elkus, owning 30% and 50%, respectively. Mr. Shulman and Mr. Elkus disclaim beneficial ownership of these shares.

(5)

Includes: (i) 400,000 shares that Mr. Shulman is entitled to purchase upon the exercise of non-qualified stock options, subject to an increase in the Corporation's authorized common stock, and (ii) 250,000 shares that Mr. Shulman is entitled to purchase upon the exercise of incentive stock options. All options were granted on September 7, 2000, under the 2000 Plan, at an exercise price of $2.00 per share and begin vesting on September 7, 2001. Also includes 1,004,853 shares that are owned by Percon of which Mr. Shulman is a control person. Mr. Shulman disclaims beneficial ownership of the shares owned by Percon.

(6)

Includes 50,000 shares that Mr. Smith is entitled to purchase upon the exercise of incentive stock options. The options were granted on September 7, 2000, under the 2000 Plan, at an exercise price of $2.00 per share and begin vesting on September 7, 2001.

(7)

Includes 50,000 shares that Mr. Straka is entitled to purchase upon the exercise of non-qualified stock options. All options were granted on September 7, 2000, under the 2000 Plan, at an exercise price of $2.00 per share and begin vesting on September 7, 2001.

(8)

Includes 50,000 shares that Mr. Greenberg is entitled to purchase upon the exercise of non-qualified stock options. All options were granted on January 10, 2001, under the 2000 Plan, at an exercise price of $2.00 per share and begin vesting on September 7, 2001.

(9)

Includes 50,000 shares that Mr. Bellezza is entitled to purchase upon the exercise of non-qualified stock options. All options were granted on January 10, 2001, under the 2000 Plan, at an exercise price of $2.00 per share and begin vesting on September 7, 2001. Also includes 25,000 shares that Mr. Bellezza is entitled to purchase upon the exercise of a warrant sold pursuant to the Corporation's May 16, 2000 private placement. The warrant is vested and the exercise price is $3 in the first year, $4 in the second year, and $5 in the third year. The warrant expires August 7, 2005.

(10)	As of December 31, 2000, Mr. Greenberg and Mr. Bellezza were not members of the Board and were subsequently elected Directors on January 10, 2001.

(11)	Includes 1,004,853 shares that are owned by Percon of which Mr. Elkus is a control person. Mr. Elkus disclaims beneficial ownership of the shares owned by Percon.

(12)

Includes: (i) 150,000 shares that Mr. Caputo is entitled to purchase upon the exercise of non-qualified stock options. The options were granted on November 6, 1996 under the 1994 Plan and the original exercise price ($5.00) was repriced on September 7, 2000 to $2.00 per share, (ii) 130,500 shares that Mr. Caputo is entitled to purchase from a non-affiliated entity, and (iii) 8,025 shares owned by Mr. Caputo's wife. R. Scott Caputo is the son of Anthony C. Caputo.

Directors and Executive Officers

          At the Annual Meeting, five (5) individuals will be elected to serve as directors until the next Annual Meeting, or until their successors are duly elected, appointed and qualified. During the fiscal year ended December 31, 2000, the Corporation's Board of Directors consisted of three (3) persons. On January 10, 2001, Lee W. Greenberg and Leonard S. Bellezza were appointed to serve on the Board of Directors. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a Director. However, in the event any nominee is not a candidate or is unable or unwilling to serve as a Director at the time of the election, unless the stockholder withholds authority from voting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill such vacancy. In the alternative, the Board of Directors may determine to reduce the size of the Board, subject to the terms of the Stockholders' Agreement.

Directors

                    The name and age of each of the five (5) current directors and nominees, his or her position with the Corporation, his or her principal occupation and the period during which such person has served as a director are set forth below.
Name	Age	Position & Office with Corporation	Duration and Expiration Date of Present Term as Director	Director and/or Officer Since

Stephen L. Shulman	58	President, Chief Executive Officer and Chairman of the Board	Next Annual Meeting of Stockholders(3)	August 7, 2000(1)

Nicholas Anderson	65	Chief Technology Officer and Director	Next Annual Meeting of Stockholders(3)	October 1994(1)

Scott W. Straka	37	Director	Next Annual Meeting of Stockholders(3)	August 7, 2000(1)

Lee W. Greenberg	44	Director	Next Annual Meeting of Stockholders(3)	January 10, 2001(2)

Leonard S. Bellezza	53	Director	Next Annual Meeting of Stockholders(3)	January 10, 2001(2)

(1)

Anthony C. Caputo resigned as Chairman of the Corporation's Board of Directors on August 7, 2000. Nicholas Anderson resigned as President and Chief Operating Officer of the Corporation on August 7, 2000 and Stephen L. Shulman was elected in his place and stead to serve until the next annual meeting of the Board of Directors of the Corporation. On the same day, Mr. Anderson was elected as the Corporation's Chief Technology Officer. Gerard S. DiFiore resigned as a Director of the Corporation on August 7, 2000 and Stephen L. Shulman was elected in his place and stead to serve until the next annual meeting of the stockholders of the Corporation. On August 7, 2000, Mr. Arthur Smith was elected Chief Financial Officer of the Corporation. The change in the Corporation's management was occasioned by the August 7, 2000 business combination with Percon represented by the Asset Agreement and the Stockholders' Agreement.

(2)	On January 10, 2001, Mr. Greenberg and Mr. Bellezza were elected to serve as Directors of the Corporation.

(3)

Each director was elected to serve on the Corporation's Board of Directors pursuant to the Stockholders' Agreement entered into in connection with the Asset Agreement. The terms of service for such directors are governed by the terms of the Stockholders' Agreement.

          The terms for each director will expire at the next Annual Meeting of stockholders or at such time as a successor is duly elected and qualified. Officers serve at the discretion of the Board of Directors.

          Except for the Stockholders' Agreement (discussed below), there is no understanding or arrangement between any directors or any other person or persons pursuant to which such individual was or is to be selected as a director or nominee of the Corporation. In accordance with the terms of the Stockholders' Agreement, the Founders Group (defined below) have selected Nicholas Anderson and Scott Straka to serve as the Founders' Directors (defined below) and the Percon Group (defined below) has selected Stephen Shulman to serve as the Percon Group director.

          The following is a brief account of the experience, during the past five years, of each director and nominee for director of the Corporation:

          Stephen L. Shulman has been the Corporation's President, Chief Executive Officer and Chairman of the Board since August 2000 and he devotes his full time to the affairs of the Corporation. From February 1996 until August 2000, Mr. Shulman was a founder of Performance Control, L.L.C. and served as a member and a manager thereof since its inception. Performance Control, L.L.C. was the largest distributor of the Corporation's products. From September 1986 until February 1996, Mr. Shulman was the founder and Chairman of Fiberoptic Sensor Technology, Inc., a manufacturer and marketer of pressure sensors for medical and industrial applications in Ann Arbor, Michigan, for which he served as its President from 1986 to 1992. Prior thereto, Mr. Shulman was President of Medical Devices Inc. of Michigan, a privately held manufacturer's representative company. Mr. Shulman has over 20 years of sales and marketing management experience with Medtronic, Inc. and Pacesetter Medical Systems, manufacturers of cardiovascular medical devices. Mr. Shulman attended Wayne State University.

          Nicholas Anderson, a founder of the Corporation, served as the Corporation's President, Chief Executive Officer and a director from its inception in 1994 until August 2000 when he became Chief Technology Officer and he devotes his full time to the affairs of the Corporation. Mr. Anderson has over 20 years experience in the sale, marketing and product development of electrical and electronic products, primarily in the energy saving market. From September 1992 until September 1994, Mr. Anderson was a Director of Energy Services of Coyne Electrical Contracting, Inc., a major electrical service organization based in New York City. From June 1988 until August 1992, Mr. Anderson was the founder and Chief Executive Officer of Power Reducing Equipment, Inc., a company formed to develop products to reduce energy consumption in AC motors. During this period, Mr. Anderson obtained a patent, which was issued in April 1994. From 1980 to 1988, Mr. Anderson was President of Commander Control, Inc., a subsidiary of Endless Energy Corporation, a conglomerate involved in the manufacture and sale of various energy saving products. In this capacity, Mr. Anderson was responsible for designing a complete line of motor controllers and for manufacturing various energy products including controllers in South Korea and Hong Kong. Mr. Anderson was also responsible for creating a worldwide distribution network for motor controllers including the United States, the United Kingdom, Belgium, Greece, Japan, Hong Kong, South Korea, Mainland China, Venezuela and the Dominican Republic. Mr. Anderson attended the City College School of Engineering, and received a certification in Electronics Design from Manhattan Technical Institute in 1957.

          Scott W. Straka has been a director of the Corporation since August 2000. Simultaneously therewith since 1996, Mr. Straka has been employed by the Power and Industrial Division of Hitachi America, LTD, an international manufacturer of engineered equipment serving the power generation market, as a Project and Sales Manager for three different product types with $71 million in annual sales. Prior thereto since 1990, Mr. Straka served as a Sales Engineer in the Plainfield, New Jersey office of Sulzer Bingham Pumps, Inc., a Portland, Oregon manufacturer and distributor of centrifugal pumps for the power and refinery industry. Prior thereto since 1986, Mr. Straka served as a Consulting Engineer for Mult Tech Associates, Inc., an engineering consulting company in South Plainfield, New Jersey. Mr. Straka received a Bachelor of Science degree in Mechanical Engineering from the University of Dayton in 1986.

          Lee W. Greenberg has served as director since January 10, 2001. Since September 1997, Mr. Greenberg has served as a director and/or as an advisor to various corporations. From July 1995 to August 1997, Mr. Greenberg served as President and then as Chief Executive Officer of Gridcore Systems International, a manufacturer of engineered honeycomb panels. From approximately early 1993 to April 1995, Mr. Greenberg served as President and subsequently as an advisor of the West Coast subsidiary of Ply Gem Industries, a division of Nortek Industries, a manufacturer of residential building products. Mr. Greenberg received a Bachelor's degree from the University of Hartford and a law degree from Pepperdine University in 1979.

          Leonard S. Bellezza has served as a director since January 10, 2001. Since February 2001, Mr. Bellezza has been a senior manager with the New York office of Deloitte & Touche, a national public accounting firm. From November 1999 to December 2000, he was a contract consultant for smartcasual.com, an internet clothing manufacturer. From June 1997 to November 1999, Mr. Bellezza was employed as a vice president and a member of the operations committee of Frederick Atkins, a wholesale apparel company. From November 1993 to June 1997, Mr. Bellezza served as a consultant in various aspects of the retail management, logistics and information technology industries. Mr. Bellezza earned a Bachelor of Arts in Economics and a Masters of Business Administration from Rutgers University.

Executive Officers

          The following table sets forth: (1) names and ages of all persons who presently are and who have been selected executive officers of the Corporation and who are not also directors as described above; (2) all positions and offices with the Corporation held by each such person; and (3) any period during which he has served as an officer.
Name	Age	Position & Office with Registrant	Officer Since

Arthur N. Smith	75	Chief Financial Officer	August 7, 2000

          Arthur N. Smith has been the Corporation's Chief Financial Officer since August, 2000 and he devotes his full time to the affairs of the Corporation. From April 1997 to August 2000, Mr. Smith had been the Comptroller for Performance Control, L.L.C. He was President and Chairman of Healthmaster, Inc., a software development company from 1989 through January 1997. Mr. Smith has been a Certified Public Accountant in the State of Michigan since 1952 and was in private practice until 1988. Mr. Smith received a Bachelor of Arts degree in accounting from Wayne State University in 1948.

Board, Committees and Meetings

          The Corporation's Board of Directors has, among others, the following standing committees:

          Audit Committee. The members of the Audit Committee as of October 31, 2001, were Scott Straka and Leonard Bellezza. The Audit Committee is responsible for causing a suitable examination of the financial records and operations of the Corporation to be made by the internal auditor of the Corporation. The Audit Committee recommends to the Corporation's Board of Directors independent certified public accountants for employment to examine the financial statements of the Corporation and make such additional examinations as the committee considers advisable. The Audit Committee has not yet held a meeting since its formation. Because the Audit Committee was not formed until May 2001 and has not yet met, there is no report of the Audit Committee in this Proxy Statement. The Audit Committee did not review or discuss the audited financial statements with respect to the year ended December 31, 2000 and did not discuss with the independent auditors the matters required to be discussed by SAS 61. The Audit Committee did not receive any written disclosures or letters from the independent accountants required by Independent Standards Board Standard No. 1 and did not submit any report or recommendation to the Board of Directors concerning the audited financial statements with respect to the year ended December 31, 2000. In addition, the Corporation's Board of Directors has not yet adopted a written charter for the Audit Committee. The members of the Audit Committee are "independent" as defined in Rule 4200(a) (15) of the National Association of Securities Dealers Listing Standards.

          Compensation Committee. The members of the Compensation Committee as of October 31, 2001, were Lee Greenberg and Leonard Bellezza. The Compensation Committee receives recommendations from senior management and makes recommendations to the Board of Directors concerning the compensation and benefits of the officers of the Corporation. The Compensation Committee also sets the parameters for the Corporation's incentive bonus plan. The Compensation Committee has not yet held a meeting since its formation.

          The Corporation does not have a standing nominating committee.

          During 2000, the Corporation's Board of Directors held one meeting, which all directors attended, and acted by unanimous consent on two occasions.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and officers of the Corporation and persons who beneficially own more than 10% of the outstanding shares of Common Stock to file reports of beneficial ownership and changes in beneficial ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Section 16(a) reports they file.

          Each director and greater than 10% beneficial owner failed to file on a timely basis reports concerning his or its holdings of Common Stock with respect to the year ended December 31, 2000 as follows:
Name	Report	Date Report was Required	Date Report was Filed

Performance Control, L.L.C.	Form 3	October 20, 2000	July 12, 2001

Stephen L. Shulman	Form 3	October 20, 2000	July 12, 2001

Scott W. Straka	Form 3	October 20, 2000	July 12, 2001

Anthony C. Caputo	Form 3	October 20, 2000	July 12, 2001

Arthur N. Smith	Form 3	October 20, 2000	July 12, 2001

Nicholas Anderson	Form 3	October 20, 2000	July 12, 2001

In addition, no Forms 5 were filed for the above individuals to report the late reports of such holdings. Except as set forth above, based solely on its review of the copies of such reports received by it or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that all other applicable Section 16(a) reporting and filing requirements were satisfied from October 20, 2000, through December 31, 2000.

Compensation of Executive Officers and Directors

          The following table sets forth for the fiscal years ended December 31, 2000, 1999 and 1998, respectively, the cash and non-cash compensation awarded, paid or accrued by the Corporation to Stephen Shulman, President, Chief Executive Officer and director, Nicholas Anderson, Chief Technology Officer and director and Arthur Smith, Chief Financial Officer (the "Named Executive Officers"). No other executive officers of the Corporation earned more than $100,000 in total annual salary and bonus for 1998, 1999 and 2000 in all capacities in which such person served the Corporation.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation	Restricted Stock Award(s)	Number of Securities Under- lying Options/ SAR	LTIP Payouts	All Other Compen -sation

Stephen Shulman, President and Chief Executive Officer and Director(1)	2000	$50,000	-	-	-	650,000(2)	-	-

Nicholas Anderson, Former President and Chief Executive Officer, Chief Technology Officer and Director(1)	2000 1999 1998	50,000(3)(4) - -	- - -	- $72,000(4) 60,000(4)	- - -	300,000(5) - -	- - -	- - -

Arthur Smith, Chief Financial Officer(1)	2000	35,000	-	-	-	50,000(6)	-	-

(1)

On August 7, 2000, Nicholas Anderson resigned as President and Chief Executive Officer of the Corporation and Stephen Shulman was elected in his place and stead to serve until the next annual meeting of the Board of Directors of the Corporation. On the same day, Mr. Anderson was elected as the Corporation's Chief Technology Officer and Arthur Smith was elected as the Corporation's Chief Financial Officer.

(2)

Consists of 400,000 shares issuable upon exercise of a non-qualified stock option, contingent on the Corporation increasing its authorized shares, and 250,000 shares issuable upon exercise of an Incentive Stock Option, each granted under the 2000 Plan on September 7, 2000 having an exercise price of $2.00 per share.

(3)

From January 1, 2000 through August 6, 2000, Mr. Anderson did not earn or receive any commission payments. On August 7, 2000, Mr. Anderson's form of compensation was changed from commission based to salary based compensation and, as to this date, Mr. Anderson's annual salary was set at $120,000.

(4)	Mr. Anderson was compensated on a commission basis for the performance of his services during this time period.

(5)

Consists of (i) 131,820 shares issuable upon exercise of non-qualified stock options and (ii) 18,180 shares issuable upon exercise of incentive stock options. These options were granted on November 6, 1996 under the 1994 Plan and the original exercise prices ($4.50 and $5.00 respectively) were repriced on September 7, 2000 to $2.00 per share. Also includes 150,000 shares issuable upon exercise of an incentive stock option granted on September 7, 2000 under the 2000 Plan, at a per share exercise price of $2.00.

(6)	Consists of 50,000 shares issuable upon exercise of an incentive stock option granted under the 2000 Plan on September 7, 2000 having an exercise price of $2.00 per share.

          The following table sets forth information with respect to the named executive officers concerning the number and value of unexercised stock options held as of the end of Fiscal 2000. No named executive officer exercised stock options during Fiscal 2000.

FISCAL YEAR-END OPTION VALUES
Name of Executive Officer	Number of Securities Underlying Unexercised Options at Fiscal Year End (Exercisable/Unexercisable)	Value of Unexercised In-The- Money Options at Fiscal Year End($) (Exercisable/ Unexercisable)
Stephen Shulman	0/650,000	$0/0
Nicholas Anderson	150,000/150,000	$0/0
Arthur Smith	0/50,000	$0/0

          The following table sets forth information with respect to individual grants of stock options to the named executive officers and repricing of stock options held by the named executive officers during fiscal 2000.

OPTION GRANTS IN LAST FISCAL YEAR
Name of Officer	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price Per Share	Expiration Date
Stephen Shulman	650,000(3)	51.0%	$2.00	September 7, 2010
Nicholas Anderson	150,000	11.8%	$2.00	September 7, 2010
	150,000(2)	Repriced	$2.00	November 6, 2001
Arthur Smith	50,000	3.9%	$2.00	September 7, 2010

(1)

On September 7, 2000, the Corporation issued 560,000 non-qualified stock options and 715,000 incentive stock options to employees of the Corporation under the 2000 Plan at an exercise price of $2.00 per share. All options begin vesting on September 7, 2001.

(2)	Repriced on September 7, 2001. See footnotes to previous table.

(3)	This number includes 400,000 options issued contingent on the Corporation increasing its authorized common stock.

Long-Term Incentive Plan Awards

          During the year ended December 31, 2000, the Corporation made no awards under long-term incentive plans.

Compensation of Directors

          Each Director was elected to serve on the Corporation's Board of Directors pursuant to the Stockholders' Agreement. Directors of the Corporation who are employees do not receive any compensation for their services as members of the Board of Directors, but are reimbursed for expenses incurred in connection with their attendance at annual meetings of the Board of Directors.

          The Corporation has agreed to compensate Scott W. Straka, Lee W. Greenberg and Leonard S. Bellezza for their service as directors. Each received a non-qualified stock option to purchase 50,000 shares of the Corporation's Common Stock at an exercise price of $2.00 per share.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

          All employees of the Corporation are parties to customary agreements regarding non-disclosure/non-competition and ownership of intellectual property.

          The Corporation executed employment agreements with Mr. Shulman for his services as Chairman, President and Chief Executive Officer and Mr. Anderson for his services as Chief Technology Officer. The agreements are for a base term of five (5) years, and are thereafter renewable for additional periods of three (3) years unless the Corporation gives notice to the contrary. In accordance with the agreements, Messrs. Shulman's and Anderson's 2001 base salary is $120,000, increasing annually thereafter in $18,000 increments. In the event the Corporation is financially unable to pay Messrs. Shulman and Anderson their annual increase in salary, then the Board of Directors (the "Board") may elect to defer the payment of the salary increase. All salary payments deferred by the Board shall accrue in favor of the respective party. In addition, Messrs. Shulman and Anderson are entitled to receive an annual cash bonus based upon a percentage of the Corporation's pre-tax income (as defined) for each fiscal year in accordance with a sliding scale schedule contained in the agreements. No bonus is payable unless and until the Corporation earns pre-tax income in excess of $500,000. The agreements also provide for certain non-competition and non-disclosure covenants of the executives and for certain Corporation paid fringe benefits such as disability insurance and inclusion in pension, profit sharing, stock option, savings, hospitalization and other benefit plans at such times as the Corporation shall adopt them.

          The employment agreements for Messrs. Shulman and Anderson also provide for the payment of additional severance compensation of $468,000 in the event that at any time during the term thereof (i) the agreement is terminated by the Corporation without cause (as defined therein), or (ii) terminated by the employee due to a change in control (as defined therein). The Corporation believes that the change in control provisions in these agreements may tend to discourage attempts to acquire a controlling interest in the Corporation and may also tend to make the removal of management more difficult; however, the Corporation believes such provisions provide security and decision-making independence for its executive officers.

Report On Repricing Of Options

          No stock options or freestanding SAR's were repriced during the last fiscal year ended December 31, 2000 while the Corporation was a reporting company pursuant to Sections 13(a) or 15(d) of the Exchange Act of 1934. As referenced above, incentive stock options and non-qualified stock options to purchase an aggregate 481,820 shares of the Corporation's common stock granted on November 1, 1996 at $5.50 and $5.00 per share, respectively, were repriced to $2.00 per share on September 7, 2000.

Certain Relationships and Related Transactions

Strategic Advisor and Finder Agreement

          On February 21, 2001, the Corporation entered into a letter agreement with Lee W. Greenberg d/b/a ARI Group ("ARI"), a current director and nominee for director of the Corporation, whereby ARI agreed to act as a strategic advisor and as a finder to the Corporation. The agreement was effective March 1, 2001 and automatically renews for successive 36-month terms beginning January 1, 2002, unless terminated. In exchange for these services, the Corporation agreed to compensate ARI as follows:
•	$500 per month until the Corporation raises $1 million in investments as a result of ARI's efforts, at which time the amount is increased to $4,500 per month;
•	One warrant to purchase 50,000 shares of the Corporation's common stock at an exercise price of $2.00 per share during each term of the agreement; and
•	5% of the aggregate investments received by the Corporation as a result of ARI's efforts.

Bank Loan Stock Pledge

          On September 30, 2000, Nicholas Anderson, an executive officer, current director, nominee for director and principal stockholder of the Corporation, pledged an aggregate of 50,000 shares of the Corporation's common stock to Michigan Heritage Bank as collateral security for a $100,000 line of credit the Corporation secured from the bank. This line of credit was subsequently repaid and the shares returned.

The Asset Agreement and the Stockholders' Agreement

          On August 7, 2000, the Corporation executed an Asset Purchase Agreement (the "Asset Agreement") with Performance Control, L.L.C., a Michigan limited liability company and the largest distributor of the Corporation's products ("Percon"). Percon was formed on February 15, 1996. Pursuant to the terms and conditions of the Asset Agreement, the Corporation acquired Percon's (i) contracts; (ii) inventory; (iii) state and municipal permits, certificates, registrations, licenses and authorizations; (iv) intellectual property; (v) goodwill; (vi) accounts receivable; (vii) prepaid expenses; (viii) furniture, fixtures and equipment; (ix) customer lists; and (x) internet web site located at www.performancecontrol.com (collectively the "Assets") in consideration for an aggregate of 1,112,245 newly issued shares of the Corporation's common stock, $.001 par value per share. The Corporation also assumed $438,880.20 of Percon's liabilities.

          The closing of the Corporation's purchase of the Assets was conditioned upon the sale of a minimum of 12 units in the Corporation's May 16, 2000 private offering of a minimum of 12 ($300,000) units and a maximum of 40 ($1,000,000) units pursuant to the provisions of Rule 506 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). Each unit consisted of 25,000 shares of the Corporation's common stock, $.001 par value per share, offered at $1.00 per share; and a five year warrant to purchase 25,000 additional shares of the Corporation's common stock at an exercise price of $3.00 per share during the first year, $4.00 per share during the second year and $5.00 per share during the third year.

          As part of the transaction with Percon, the Corporation, Nicholas Anderson and Anthony Caputo, the Corporation's two principal stockholders, and Percon, Philip Elkus and Stephen L. Shulman, Percon's two principal members, entered into a Stockholders' Agreement dated August 7, 2000 (the "Stockholders' Agreement"). The Stockholders' Agreement establishes two groups of stockholders: Messrs. Anderson and Caputo on the one hand (the "Founders"), and Percon, and Messrs. Elkus and Shulman on the other hand (the "Percon Group").

          The Stockholders' Agreement establishes two directors nominated by the Founders (the "Founders Directors") and one director nominated by the Percon Group (the "Percon Director"). The Stockholders' Agreement requires each stockholder group to elect the director nominee(s) of the other stockholder group and also provides certain rights of first refusal for one stockholder group to purchase the shares held by the other stockholder group before such shares may be sold to third parties.

          There are certain actions of the Corporation that, under the Stockholders' Agreement, require supermajority approval. These actions include:
•	The purchase of any business or assets other than in the ordinary course of the Corporation's business;

•	Any sale, lease, assignment, transfer or disposition of all or substantially all of the Corporation's assets;

•	Any modification of the Certificate of Incorporation or By-laws; and

•	An initial public offering of the securities of the Corporation.

          The Stockholders' Agreement terminates on the date of the first to occur of the following events: (i) the closing of the sale by one or more of the stockholders pursuant to one or more offerings registered under the Securities Act of 1933 to any person or group of persons who are not, and who do not become, at the time of sale, parties to the Stockholders' Agreement of a number of shares equal to at least 50% of the maximum total number of shares beneficially owned by all of the stockholders at any time; (ii) bankruptcy, receivership, or dissolution of the Corporation; (iii) the voluntary agreement of all the parties who are then bound by the terms of the Stockholders' Agreement; (iv) the acquisition of all the shares by one of the stockholders; or (v) five years from the date of the Stockholders' Agreement.

Stockholder's Loan

          On September 29, 1999, the Corporation borrowed $100,000 (the "Caputo Loan") from R. Scott Caputo (the "Lender"), the son of Anthony Caputo who was at that time President and Chairman of the Corporation. As consideration for the loan, Nicholas Anderson, the then President and Chief Executive Officer, granted Mr. Caputo a first lien and security interest in and to an aggregate of 200,000 shares of the Corporation's common stock owned by Nicholas Anderson. As additional consideration, the Corporation issued Mr. Caputo a non-qualified stock option to purchase 30,000 shares of the Corporation's common stock at a floating exercise price equal to the mean between the closing bid and asked price of the Corporation's common stock.

          On September 7, 2000, the parties extended the term of the Loan. As additional consideration for the extension of the maturity date of the Loan, the Corporation authorized the issuance to the Lender of a common stock purchase warrant (the "Caputo Warrant") to purchase 75,000 shares of the Corporation's common stock at an exercise price of $2.00 per share. In exchange, the term was extended and the non-qualified stock option to purchase 30,000 shares issued on September 29, 1999 was returned by the Lender and cancelled. On March 15, 2001, the entire principal amount of the Caputo Loan, plus interest accrued thereon, and the Caputo Warrant was converted into 125,000 shares of the Corporation's common stock.

          Except for the foregoing, during the two fiscal years ended December 31, 2000, and except for the Asset Agreement described above, no officer, director or relative or spouse of the foregoing persons or any stockholder known by the Corporation to own of record or beneficially more than five percent (5%) of the Corporation's Common Stock had a direct or indirect material interest in any transaction or presently proposed transaction to which the Corporation or any of its parents or subsidiaries was or is a party.

Independent Certified Public Accountants

          Sobel & Co., LLC, certified public accountants, served as the Corporation's principal accountant for 1999 and 2000. The Board of Directors of the Corporation has selected Sobel & Co., LLC to act as the Corporation's principal accountant for the year ending December 31, 2001. Representatives of Sobel & Co., LLC are not expected to be present at the Annual Meeting. If a representative of Sobel & Co., LLC attends the meeting, the representative will have an opportunity to make a statement and will be expected to be available to respond to appropriate questions.

          Audit Fees

          The aggregate fees billed by Sobel & Co., LLC in connection with the audit of the Corporation's financial statements for the year ended December 31, 2000 to be included in its Form 10-SB were $20,400. The aggregate fees billed by Sobel & Co., LLC in connection with the review of the September 30, 2000 quarterly financial statements were $2,500.

          Financial Information Systems Design and Implementation Fees

          There were no fees billed by Sobel & Co., LLC for professional services rendered for the operation, supervision, design or implementation of information systems, the Corporation's local area network, hardware or software that aggregate source data underlying the financial statements or generate information that is significant to the Corporation's financial statements for the year ended December 31, 2000.

          All Other Fees

          Other than the Audit Fees, Sobel & Co., LLC did not render any other services on behalf of the Corporation for the fiscal year ended December 31, 2000.

Proposals of Stockholders

          Proposals of Stockholders that are intended to be presented at the 2002 annual meeting of Stockholders and that the proponent would like included in the Corporation's proxy statement and form of proxy relating to that meeting must be made in accordance with Securities and Exchange Commission Rule 14a-8 and must be received by the Corporation within a reasonable time before the Corporation begins to print and mail its proxy materials, which is currently expected to be in early April 2000, for consideration for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, all other proposals of Stockholders intended to be presented at the 2002 annual meeting of Stockholders of the Corporation must similarly be received by the Corporation within a reasonable time before the Corporation begins to print and mail its proxy materials, which is currently expected to be in early April 2000.

Form 10-KSB Report Available

          Our Annual Report on Form 10-KSB for the year ended December 31, 2000, including the financial statements and financial statement schedules, will be provided to any stockholder, without charge, upon written request to Mr. Stephen Shulman, President and Chief Executive Officer, Power Efficiency Corporation, 4220 Varsity Drive, Suite E, Ann Arbor, Michigan 48108.

P R O X Y	POWER EFFICIENCY CORPORATION 4220 Varsity Drive, Suite E Ann Arbor, Michigan 48108 Annual Meeting of Stockholders -- November 26, 2001	P R O X Y

                    The undersigned Stockholder appoints Stephen L. Shulman and Scott W. Straka, or either of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the Stockholder and to vote and act, with respect to all shares that the Stockholder would be entitled to vote at the annual meeting of Stockholders of Power Efficiency Corporation referred to above and any adjournment of that meeting, on all matters that come before the meeting.
1.	Election of Directors

[ ]	FOR all nominees listed below (except as indicated below)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below

Stephen L. Shulman	Nicholas Anderson	Scott W. Straka	Lee W. Greenberg	Leonard S. Bellezza

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

__________________________________________________

Your Board of Directors recommends that you vote FOR all nominees
2.

Proposal to Approve and Adopt the Amendment to the Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock and Increase the Number of Authorized Shares of Preferred Stock

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

Your Board of Directors recommends that you vote FOR the Proposal
3.	To ratify the appointment of Sobel & Co., LLC as the Corporation's independent certified public accountants for the fiscal year ending December 31, 2001

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

Your Board of Directors recommends that you vote FOR the Proposal

                    This proxy is solicited by the Board of Directors. If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees named on this proxy and for each proposal identified on this proxy. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting or any adjournment of the meeting.
Dated: , 2001	Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature

Signature if held jointly

IMPORTANT -- Please Mark, Sign, Date and Return Promptly in the Enclosed Envelope